UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                           BURGER KING HOLDINGS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                        Common Stock, $ 0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    121208201
                  --------------------------------------------
                                 (CUSIP Number)


                                 December 31, 2009
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          THE GOLDMAN SACHS GROUP, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of               29,155

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               14,016,934
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                 29,155

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               14,016,934

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


          14,046,089


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.4%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                                14,016,934
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                                14,016,934

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           14,016,934


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           10.4%


------------------------------------------------------------------------------
12.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               7,262,660
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               7,262,660

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           7,262,660


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           5.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,638,973
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,638,973

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,638,973


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS ADVISORS 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               9,901,633
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               9,901,633

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           9,901,633


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           7.4 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               303,562
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               303,562

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           303,562


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS MANAGEMENT GP GMBH

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               303,562
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               303,562

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           303,562


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


          0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           CO

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN, SACHS & CO. OHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               303,562
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               303,562

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           303,562


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,306,145
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,306,145

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,306,145


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           1.7 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               356,124
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               356,124

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           356,124


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS EMPLOYEE FUNDS 2000 GP, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               2,662,269
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               2,662,269

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           2,662,269


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           2.0 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               412,941
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               412,941

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           412,941


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2000 ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               412,941
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               412,941

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           412,941


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .3 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               141,944
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               141,944

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           141,944


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               141,944
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               141,944

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           141,944


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               157,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               157,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           157,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------

-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               157,364
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               157,364

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           157,364


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           .1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------


------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONE STREET FUND 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               213,675
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               213,675

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           213,675


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          STONE STREET 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               213,675
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               213,675

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           213,675


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.2 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               106,837
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               106,837

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           106,837


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------




-----------------------
  CUSIP No. 121208201                   13G
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

          BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group

                                                                (a) [_]
                                                                (b) [x]
------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
 4.   Citizenship or Place of Organization

           Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               106,837
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               106,837

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person


           106,837


------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)


           0.1 %


------------------------------------------------------------------------------
12.   Type of Reporting Person

           OO

------------------------------------------------------------------------------





Item 1(a).         Name of Issuer:
                   BURGER KING HOLDINGS, INC.

Item 1(b).         Address of Issuer's Principal Executive Offices:
                   5505 Blue Lagoon Drive
                   Miami, FL 33126

Item 2(a).         Name of Persons Filing:

                   THE GOLDMAN SACHS GROUP, INC.
                   GOLDMAN, SACHS & CO.
                   GS CAPITAL PARTNERS 2000, L.P.
                   GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
                   GS ADVISORS 2000, L.L.C.
                   GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG
                   GOLDMAN SACHS MANAGEMENT GP GMBH
                   GOLDMAN, SACHS & CO. OHG
                   GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
                   GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
                   GS EMPLOYEE FUNDS 2000 GP, L.L.C.
                   GS PRIVATE EQUITY PARTNERS 2000, L.P.
                   GS PEP 2000 ADVISORS, L.L.C.
                   GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.
                   GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.
                   GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P. GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.
                   STONE STREET FUND 2000, L.P.
                   STONE STREET 2000, L.L.C.
                   BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
                   BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.

Item 2(b).         Address of Principal Business Office or, if none, Residence:

                   THE GOLDMAN SACHS GROUP, INC., GOLDMAN, SACHS & CO., GS CAPITAL PARTNERS 2000, L.P., GS ADVISORS 2000, L.L.C, GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P., Goldman Sachs DIRECT INVESTMENT FUND 2000, L.P., GS EMPLOYEE FUNDS 2000 GP, L.L.C., GS PRIVATE EQUITY PARTNERS 2000, L.P., GS PEP 2000 Advisors, L.L.C., GS PEP 2000 OFFSHORE HOLDINGS
                   ADVISORS, INC., GS PRIVATE EQUITY PARTNERS 2000-DIRECT INVESTMENT FUND, L.P., GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C., BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P., BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C., STONE STREET Fund 2000, L.P. and STONE STREET 2000,
                   L.L.C.:
                   85 Broad Street, New York, NY 10004


                   GS Capital Partners 2000 Offshore, L.P. and GS Private Equity Partners 2000 Offshore Holdings, L.P.:
                   c/o M&C Corporate Services Ltd., P.O. Box 309, Grand Cayman, Cayman Islands

                   GS CAPITAL PARTNERS 2000 GmbH & Co. Beteiligungs KG, Goldman, Sachs Management GP GmbH and Goldman, Sachs & Co. OHG:
                   MesseTurm, 60308 Frankfurt am Main, Germany

Item 2(c).         Citizenship:

                   THE GOLDMAN SACHS GROUP, INC. - Delaware
                   GOLDMAN, SACHS & CO. - New York
                   GS CAPITAL PARTNERS 2000, L.P. - Delaware
                   GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. - Cayman Islands
                   GS ADVISORS 2000, L.L.C. - Delaware
                   GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG - Germany GOLDMAN SACHS MANAGEMENT GP GMBH - Germany
                   GOLDMAN, SACHS & CO. OHG - Germany
                   GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. - Delaware GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. - Delaware
                   GS EMPLOYEE FUNDS 2000 GP, L.L.C. - Delaware
                   GS PRIVATE EQUITY PARTNERS 2000, L.P. - Delaware
                   GS PEP 2000 ADVISORS, L.L.C. - Delaware
                   GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.
                       - Delaware
                   GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC. - Delaware
                   GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P.
                       - Delaware
                   GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C. - Delaware STONE STREET FUND 2000, L.P. - Delaware
                   STONE STREET 2000, L.L.C. - Delaware
                   BRIDGE STREET SPECIAL OPPORTUNITIES FUND
                     2000, L.P. - Delaware
                   BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C. - Delaware

Item 2(d).         Title of Class of Securities:
                   Common Stock, $ 0.01 par value

Item 2(e).         CUSIP Number:
                   121208201

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a).[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b).[  ]  Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c).

          (c).[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d).[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e).[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (f).[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g).[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h).[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i).[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j).[  ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item 9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s)to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership of Five Percent or Less of a Class.
                             Not Applicable

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Clients of the Reporting Person(s) have or may have the right to receive or the power to direct the receipt of dividends from,or the proceeds from the sale of, securities held in their accounts. Clients known to have such right or power with respect to more than 5% of the class of securities to which this report relates are: NONE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2)

Item 8.            Identification and Classification of Members of the Group.
                             See Exhibit (99.3)

Item 9.            Notice of Dissolution of Group.
                             Not Applicable

Item 10.           Certification.
                             Not Applicable


--------------------------

     * In accordance with the Securities and Exchange Commission Release No. 34-39538 (January 12, 1998) (the "Release"), this filing reflects the securities beneficially owned by certain operating units (collectively, the "Goldman Sachs Reporting Units") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion, or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.



                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS ADVISORS 2000, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO. OHG

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS EMPLOYEE FUNDS 2000 GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact


             GS PEP 2000 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             STONE STREET FUND 2000, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             STONE STREET 2000, L.L.C.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact




                                INDEX TO EXHIBITS



Exhibit No.             Exhibit
-----------             -------
  99.1          Joint Filing Agreement
  99.2          Item 7 Information
  99.3          Item 8 Information
  99.4          Power of Attorney, relating to
                THE GOLDMAN SACHS GROUP, INC.
  99.5          Power of Attorney, relating to
                GOLDMAN, SACHS & CO.
  99.6          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000, L.P.
  99.7          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
  99.8          Power of Attorney, relating to
                GS ADVISORS 2000, L.L.C.
  99.9          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG
  99.10          Power of Attorney, relating to
                GOLDMAN SACHS MANAGEMENT GP GMBH
  99.11          Power of Attorney, relating to
                GOLDMAN, SACHS & CO. OHG
  99.12          Power of Attorney, relating to
                GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
  99.13          Power of Attorney, relating to
                GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
  99.14          Power of Attorney, relating to
                GS EMPLOYEE FUNDS 2000 GP, L.L.C.
  99.15          Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2000, L.P.
  99.16          Power of Attorney, relating to
                GS PEP 2000 ADVISORS, L.L.C.
  99.17          Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.
  99.18          Power of Attorney, relating to
                GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.
  99.19          Power of Attorney, relating to
                GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P.
  99.20          Power of Attorney, relating to
                GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.
  99.21          Power of Attorney, relating to
                STONE STREET FUND 2000, L.P.
  99.22          Power of Attorney, relating to
                STONE STREET 2000, L.L.C.
  99.23          Power of Attorney, relating to
                BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
  99.24          Power of Attorney, relating to
                BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.



                                                                  EXHIBIT (99.1)

                                JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Common Stock, $ 0.01 par value, of BURGER KING HOLDINGS, INC.
and further agree to the filing of this agreement  as an Exhibit thereto.
In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

Date:  February 16, 2010

             THE GOLDMAN SACHS GROUP, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GS ADVISORS 2000, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS MANAGEMENT GP GMBH

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN, SACHS & CO. OHG

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS EMPLOYEE FUNDS 2000 GP, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact


             GS PEP 2000 ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PRIVATE EQUITY PARTNERS 2000 DIRECT INVESTMENT FUND, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             STONE STREET FUND 2000, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact

             STONE STREET 2000, L.L.C.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.

             By:/s/ John Colangelo
              ----------------------------------------
             Name:   John Colangelo
             Title:  Attorney-in-fact

             BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.

             By:/s/  John Colangelo
              ----------------------------------------
             Name:  John Colangelo
             Title:  Attorney-in-fact



                                                                  EXHIBIT (99.2)



              ITEM 7 INFORMATION



The securities being reported on by THE GOLDMAN SACHS GROUP, INC. ("GS Group"), as a parent holding company, are owned by GS CAPITAL PARTNERS 2000, L.P., GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P., GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000-DIRECT INVESTMENT FUND, L.P., BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P. and STONE STREET FUND 2000, L.P., each a Delaware limited partnership, GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. and GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P., each a Cayman Islands exempted limited partnership, and GS CAPITAL PARTNERS 2000 GMBH & Co. BETEILIGUNGS KG, a German civil law partnership with limitation of liability (collectively, the "Investing Entities"), or are owned, or may be deemed to be beneficially owned, by GOLDMAN, SACHS & CO.("Goldman Sachs"), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The general partner, managing general partner or other manager of each of the Investing Entities is an affiliate of GS Group. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. Goldman Sachs is the investment manager of certain of the Investing Entities.




                                                                  EXHIBIT (99.3)



                               ITEM 8 INFORMATION




Each of GS CAPITAL PARTNERS 2000, L.P., GS CAPITAL PARTNERS 2000 OFFSHORE, L.P., GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG, GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P., BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P., STONE STREET FUND 2000, L.P., GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000, L.P., GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. and GS PRIVATE EQUITY PARTNERS 2000-DIRECT INVESTMENT FUND, L.P. (collectively, the "GS Funds") is a party to an Amended and Restated Shareholders' Agreement by and among Burger King Holdings, Inc. (the "Company"), Burger King Corporation, TPG BK Holdco LLC (the "TPG Fund"), the GS Funds and Bain Capital Integral Investors, LLC, Bain Capital VII Coinvestment Fund, LLC and BCIP TCV, LLC (collectively the "Bain Funds" and together with the GS Funds and the TPG Fund, the "Funds").

The Stockholders Agreement provides for the right of each sponsor to appoint one or more members to the Company's board of directors and requires the parties to vote their Common Stock for directors that are designated in accordance with the provisions of the Stockholders Agreement. The Stockholders Agreement also contains certain provisions relating to drag-along and tag-along rights and transfer restrictions among the sponsors and requires the parties to vote their shares of Common Stock pursuant to the instructions of certain groups of investors with respect to certain change of control transactions. The aggregate number of shares of Common Stock beneficially owned collectively by the GS Funds, the Bain Funds and the TPG Fund based on available information is approximately 42,758,862 which represents approximately 31.6% of the outstanding Common Stock. The share ownership reported for the GS Funds does not include any shares owned by the other parties to the Stockholders Agreement, except to the extent already disclosed in this Schedule 13G. Each of the GS Funds disclaims beneficial ownership of any shares of Common Stock owned by the other parties to the Stockholders Agreement, except to the extent already disclosed in this
Schedule 13G.



                                                                  EXHIBIT (99.4)



                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that THE GOLDMAN SACHS GROUP, INC. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6, 2008.

THE GOLDMAN SACHS GROUP, INC.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Executive Vice President and General Counsel




DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of THE GOLDMAN SACHS GROUP, INC. (the "Company"), pursuant to that Power of Attorney dated October 6,2008 (the "POA"), does hereby designate John Colangelo,an employee of GOLDMAN, SACHS & CO. (the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


THE GOLDMAN SACHS GROUP, INC.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                  EXHIBIT (99.5)


                               POWER OF ATTORNEY




     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS & CO. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Kevin P. Treanor, Michael T. Seeley, and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in it name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of October 6, 2008.

GOLDMAN, SACHS & CO.



By: /s/ Gregory  K. Palm
----------------------------
GREGORY K. PALM
Managing Director


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT




KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO. (the "Company") , pursuant to that Power of Attorney dated October 6, 2008 (the "POA"), does hereby designate John Colangelo, an employee of the Company, as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Company or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS & CO.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                  EXHIBIT (99.6)


                               POWER OF ATTORNEY




KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS CAPITAL PARTNERS 2000, L.P.
By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name: John E. Bowman
Title: Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS 2000, L.P. (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS 2000, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                  EXHIBIT (99.7)

                               POWER OF ATTORNEY




   KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.
By: GS Advisors 2000, L.L.C.


By:/s/ John E. Bowman
---------------------------
Name: John E. Bowman
Title: Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS 2000 OFFSHORE, L.P. (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                  EXHIBIT (99.8)


                               POWER OF ATTORNEY




    KNOW ALL PERSONS BY THESE PRESENTS that GS ADVISORS 2000, L.L.C.(the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector,Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

        THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

        IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GS ADVISORS 2000, L.L.C.

By:/s/ John E. Bowman
   ----------------------------
Name:  John E. Bowman
Title: Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS ADVISORS 2000, L.L.C. (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS ADVISORS 2000, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                  EXHIBIT (99.9)


                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG
By: Goldman, Sachs Management GP GmbH


By: /s/ Katherine B. Enquist
---------------------------
Name: Katherine B. Enquist
Title: Managing Director



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG (the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.10)

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By: s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Managing Director




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS MANAGEMENT GP GMBH (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN, SACHS MANAGEMENT GP GMBH


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.11)

                                POWER OF ATTORNEY




     KNOW ALL  PERSONS  BY THESE  PRESENTS  that  GOLDMAN,  SACHS & CO. OHG (the
"Company")  does  hereby  make,   constitute  and  appoint  each  of  Ronald  L.
Christopher and Lauren LoFaro, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 12, 2007.


GOLDMAN, SACHS  & CO. OHG




By: /s/ Carmen Sameja-Jaberg       By: /s/ Heinrich Lammer
---------------------------        ----------------------------
Name:  Carmen Sameja-Jaberg        Name: Heinrich Lammer
Title: Vice President              Title:   Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN, SACHS & CO. OHG (the "Company"), pursuant to that Power of Attorney dated February 12, 2007 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN,  SACHS & CO. OHG


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.12)


                               POWER OF ATTORNEY


 KNOW ALL PERSONS BY THESE PRESENTS that GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005



GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.
By: GS EMPLOYEE FUNDS 2000 GP, L.L.C.


By: /s/ John E. Bowman
---------------------------
Name: John E. Bowman
Title: Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW  ALL  PERSONS  BY  THESE  PRESENTS  that  Yvette  Kosic,  a duly  appointed attorney-in-fact of GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact



                                                                 EXHIBIT (99.13)

                                POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS that GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.




GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.
By: GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By:/s/ Katherine B. Enquist
--------------------------
KATHERINE B. ENQUIST
Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P. (the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.14)

                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 21, 2005.

GS EMPLOYEE FUNDS 2000 GP, L.L.C.



By:/s/ John E. Bowman
---------------------------
Name:  John E. Bowman
Title: Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS EMPLOYEE FUNDS 2000 GP, L.L.C. (the "Company"), pursuant to that Power of Attorney dated November 21, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS EMPLOYEE FUNDS 2000 GP, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.15)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2006.



GS PRIVATE EQUITY PARTNERS 2000, L.P.

By:  GS Advisors 2000, L.L.C., its general partner


By:/s/ Jennifer Barbetta
---------------------------
Name: Jennifer Barbetta
Title:   Vice President


                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000, L.P. (the "Company"), pursuant to that Power of Attorney dated May 16, 2006 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact

                                                                 EXHIBIT (99.16)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2006.




GS PEP 2000 ADVISORS, L.L.C.



By:/s/ Jennifer Barbetta
------------------------------
Name:  Jennifer Barbetta
Title: Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT

KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated May 16, 2006 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 ADVISORS,  L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.17)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 17, 2006.

GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.

By: GS PEP 2000 OFFSHORE HOLDINGS Advisors, Inc.


By:/s/ Jennifer Barbetta
----------------------------
Name:  Jennifer Barbetta
Title: Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P. (the "Company"), pursuant to that Power of Attorney dated May 17, 2006 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000 OFFSHORE HOLDINGS, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.18)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2006.


GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.



By:/s/ Jennifer Barbetta
---------------------------
Name:  Jennifer Barbetta
Title: Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC. (the "Company"), pursuant to that Power of Attorney dated May 16, 2006 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 OFFSHORE HOLDINGS ADVISORS, INC.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.19)


                                POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS that GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P. (the "Company") does hereby make, constitute and appoint each of Bruce A. Albert, Andrea DeMar, Yvette Kosic, Rachel Parrish, Justine Hansen, Kevin P. Treanor and Anthony DeRose, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of September 29, 2009.


GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P.

By: GS PEP 2000 Direct Investment Advisors, L.L.C.


By: /s/ Ryan J. Boucher
__________________________
Name: Ryan J. Boucher
Title:    Vice President








                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P. (the "Company"), pursuant to that Power of Attorney dated September 29, 2009 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PRIVATE EQUITY PARTNERS 2000 - DIRECT INVESTMENT FUND, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.20)


                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS that GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael
T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of May 16, 2006.


GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.



By:/s/ Jennifer Barbetta
-----------------------------
Name:  Jennifer Barbetta
Title: Vice President




                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C. (the "Company"), pursuant to that Power of Attorney dated May 16, 2006 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


GS PEP 2000 DIRECT INVESTMENT ADVISORS, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact





                                                                 EXHIBIT (99.21)


                                POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.


STONE STREET FUND 2000, L.P.
By: STONE STREET 2000, L.L.C.


By:/s/ Katherine B. Enquist
-----------------------------
Name: Katherine B. Enquist
Title: Vice President





                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of STONE STREET FUND 2000, L.P. (the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


STONE STREET FUND 2000,  L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.22)


                               POWER OF ATTORNEY



KNOW ALL PERSONS BY THESE PRESENTS that STONE STREET 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.


STONE STREET 2000, L.L.C.


By:/s/ Katherine B. Enquist
-----------------------------
Name:  Katherine B. Enquist
Title: Vice President



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of STONE STREET 2000, L.L.C.(the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.


STONE  STREET  2000,  L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact


                                                                 EXHIBIT (99.23)


                               POWER OF ATTORNEY



 KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.





BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.
By: Bridge Street Special Opportunities 2000, L.L.C.



/s/ Katherine B. Enquist
--------------------------------------
KATHERINE B. ENQUIST
Vice President and Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.(the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



BRIDGE STREET SPECIAL OPPORTUNITIES FUND 2000, L.P.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact




                                                                 EXHIBIT (99.24)


                                POWER OF ATTORNEY






    KNOW ALL PERSONS BY THESE PRESENTS that BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C. (the "Company") does hereby make, constitute and appoint each of Roger S. Begelman, Yvette Kosic, John M. O'Rourke, Felicia J. Rector, Michael T. Seeley, and Stephen Wong, (and any other employee of The Goldman Sachs Group, Inc. or one of its affiliates designated in writing by one of the attorneys-in-fact), acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, (as amended, the "Act"), with respect to securities which may be deemed to be beneficially owned by the Company under the Act, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of November 18, 2005.





BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.



/s/ Katherine B. Enquist
--------------------------------------
KATHERINE B. ENQUIST
Vice President and Secretary



                   DESIGNATION OF ADDITIONAL ATTORNEY-IN-FACT


KNOW ALL PERSONS BY THESE PRESENTS that Yvette Kosic, a duly appointed attorney-in-fact of BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C. (the "Company"), pursuant to that Power of Attorney dated November 18, 2005 (the "POA"), does hereby designate John Colangelo,an employee of Goldman, Sachs & Co.(the "Firm"),as an additional attorney-in-fact, with the same authority to act as provided to the undersigned and the other attorneys-in-fact named in the POA.

This Designation of Additional Attorney-in-Fact (this "Designation") shall not affect the continued power of the undersigned or the other named attorneys-in-fact to act under the POA to the full extent permitted thereby. This Designation shall remain in full force and effect until either it or the POA is revoked in writing by the Company or the Firm, or until such time as the person or persons to whom power of attorney has been hereby granted cease(s) to be an employee of the Firm or one of its affiliates.

IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of February 16, 2010.



BRIDGE STREET SPECIAL OPPORTUNITIES 2000, L.L.C.


By:   /s/ Yvette Kosic
____________________________
Name: Yvette Kosic
Title: Attorney-In-Fact